Exhibit 5.1

August 31, 2001

Board of Directors of
M.D.C. Holdings, Inc.
3600 South Yosemite Street, Suite 900
Denver, Colorado  80237

Dear Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Commission") on or about August 31, 2001 (the "Registration Statement") by M.D.C. Holdings, Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 121,397 shares of its Common Stock, $.01 par value (the "Common Stock") which may be sold by a selling stockholder as described in the prospectus in the Registration Statement.

I have examined such corporate records of the Company and such other documents as I have deemed appropriate to render this opinion.

Based upon the foregoing, I am of the opinion that the Common Stock, when sold and issued as contemplated in the Registration Statement, will be legally issued (subject to compliance with applicable federal and state securities laws), fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Sincerely,



/s/ Daniel S. Japha
Daniel S. Japha
Vice President of Law and Secretary